EXHIBIT 99.2

                          AMENDMENT DATED JULY 16, 1997

                                       TO

                            OSTEX INTERNATIONAL, INC.

                   AMENDED AND RESTATED 1994 STOCK OPTION PLAN


         The Ostex International, Inc. Amended and Restated 1994 Stock Option Plan (the "Plan") is hereby amended as follows:

         1. Section 4 is amended by adding the following sentence at the end of the section:

                           "Notwithstanding the foregoing, the aggregate number of shares that may be issued under Incentive Stock Options shall not exceed 1,750,000."

         2. The first sentence of Section 5.1(a) shall be amended to read as follows:

                           "Subject to adjustment from time to time as provided in Section 5.13 below, the Plan Administrator shall not grant options to any person in any one fiscal year of the Company in an amount that exceeds, in the aggregate, 300,000 shares of Common Stock, except that the amount may be up to, but not exceed, in the aggregate, 800,000 shares of Common Stock for any newly hired person in any one fiscal year of the Company."

         3. The second sentence of Section 5.9 shall be amended to read as follows:

                           "In addition, unless the Plan Administrator determines otherwise, in its sole discretion, an Optionee may pay for all or any portion of the aggregate exercise price by delivering to the Company shares of Common Stock previously held by such Optionee for at least six (6) months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes). Upon approval of the Plan Administrator, an Optionee may also pay for all or any portion of the aggregate exercise price by (i) delivering an irrevocable subscription agreement obligating the Optionee to take and pay for the shares of Common Stock to be purchased within one (1) year of the date of such exercise or (ii) complying with any other payment mechanisms the Plan Administrator may approve from time to time. The shares of Common Stock received by the Company as payment for shares of Common Stock purchased upon the exercise of Options shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price (or portion thereof) to be paid by the Optionee upon such exercise."
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         4.       Section 5.14.1 shall be amended to read as follows:

                           "Except as otherwise provided in any Agreement for an Option granted prior to July 31, 1997, if at any time there is a Change in Control (as defined below) of the Company, all Options shall accelerate and become fully vested and immediately exercisable for the duration of the Option term. All such Options shall terminate and cease to remain outstanding immediately following the consummation of the Change in Control, except to the extent such Options are assumed by a successor corporation incident to the Change in Control or in the event of a Change in Control as defined in clause (i) of the following sentence. For purposes of this Subsection 5.14.1, "Change in Control" shall mean either one of the following: (i) when any "person," as such term is used in sections 13(d) and 14(d) of the Exchange Act (other than a shareholder of the Company on the date of this Plan, the Company, a Subsidiary or an employee benefit plan of the Company, including any trustee of such plan acting as trustee) becomes, after the date of this Plan, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation."

         The date of the adoption of such amendments by the Board of Directors of the corporation is July 16, 1997.

         The effective date of such amendments shall be July 16, 1997, the date of adoption by the Board.